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                                                                  Exhibit (d)(5)

                      NONCOMPETITION AGREEMENT


         THIS NONCOMPETITION AGREEMENT (this "Agreement") is made and entered into this 28th day of February, 2002, by and among IM Acquisition, Inc., a Delaware corporation ("IntelliMark"), Technisource, Inc., a Florida corporation ("Technisource"), and Joe Collard ("Stockholder").

                                    RECITALS

         WHEREAS, Technisource is engaged in the business of providing information technology staffing services, solutions services, and computer hardware sales and services (the "Business"); and

         WHEREAS, IntelliMark and Technisource have entered into that certain Letter Agreement (the "Letter") dated as of February 18, 2002 setting forth certain binding and nonbinding terms under which IntelliMark, or one of its wholly owned subsidiaries or affiliates, would acquire through a tender offer all of the outstanding common stock of Technisource, subject to the conditions set forth in the Letter and the terms, provisions and conditions that would be set forth in the Definitive Agreement between IntelliMark and Technisource; and

         WHEREAS, Stockholder owns an equity interest in Technisource and as a material inducement to IntelliMark to proceed with due diligence and to consummate the Proposed Transaction, subject to the conditions set forth in the Letter and the terms, provisions and conditions that would be set forth in a definitive written agreement, Stockholder has agreed to enter into this Agreement; and

         WHEREAS, The parties hereto intend that any capitalized terms in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in the Letter.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereto agree as follows:

         1. Noncompetition Restrictions. Stockholder agrees that during the period that ends on two (2) years from the date of the Closing, Stockholder will not, directly or indirectly:

         (a) engage or participate in any way, as an owner, officer, partner, member, employee, agent, independent contractor, board member, stockholder or otherwise, in any activities competitive with or directly or indirectly related to the Business anywhere within fifty (50) miles of any office in which as of the Closing Technisource or its subsidiaries conduct their businesses; provided, however,
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that (i) providing software and development services by consultants or other individuals employed outside the United States or (ii) providing training and management services by certified project managers shall not be deemed to be competitive activities; for example, and without limiting or enlarging the foregoing, Stockholder may, without violating Section 1(a) of this Agreement, but subject to the restrictions contained in Section 1(b) of this Agreement, employ individuals based outside the United States for the purpose of providing solutions services (e.g., software development, help desk, etc.) to U.S. and non-U.S. customers.

         (b) without the prior written consent of the CEO of IntelliMark (which shall not be unreasonably withheld), either on his or her own account or for any person, firm, partnership, corporation, limited liability company, or other entity: (i) solicit, interfere with, or endeavor to cause any employee or consultant of Technisource or any of its affiliates to leave his or her employment or consultant status, as applicable; or (ii) induce or attempt to induce any such employee or consultant to breach his or her employment agreement or consulting agreement, as applicable, with Technisource or any of its affiliates;

         (c) without the prior written consent of the CEO of IntelliMark (which shall not be unreasonably withheld), directly or indirectly solicit, induce, or attempt to induce any customer of Technisource as of the Closing: (i) to cease doing business in whole or in part with or through Technisource or any of its affiliates; or (ii) to do business with any other person, firm, partnership, corporation, limited liability company, or other entity; and

         (d) notwithstanding items (a) through (c) of this Section 1, ownership of less than three percent (3%) of a class of equity securities issued by any competitor of IntelliMark listed on any national securities exchange or interdealer quotation system shall not be deemed a violation of items (a) - (c) of Section 1.

         If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 1 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         In those instances in which the consent of the CEO of IntelliMark is required hereunder, such consent or refusal to consent, as the case may be, shall be provided to Stockholder no later than fifteen (15) days following IntelliMark's receipt of Stockholder's written request for consent setting forth his basis for such request.

         2. Confidentiality. Stockholder agrees to keep secret and confidential, and not to use or disclose directly or indirectly to any third parties, any of Technisource's or IntelliMark's proprietary

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trade secret information or other confidential business information concerning the Business. In addition to any common law or statutory restrictions upon Stockholder's use, disclosure or exploitation of confidential, proprietary or secret information of Technisource or IntelliMark, Stockholder agrees that he will not, directly or indirectly, use for himself or use for, or disclose to, any party other than Technisource or IntelliMark, any secret, proprietary or confidential information or data regarding the Business, including, but not limited to, business or trade secrets, price lists, methods, know-how, customer identities, customer lists, marketing plans, and financial information. Notwithstanding the foregoing and any other provision of this Agreement to the contrary, nothing in this Agreement shall prohibit or restrict Stockholder from using for himself or for any third party entity with which Stockholder is affiliated, any information in Stockholder's possession, including proprietary trade secret information and other confidential business information concerning the Business, to engage in business activities that are not prohibited under
Section 1 of this Agreement.

         3. Third Party Beneficiaries. Stockholder acknowledges and agrees that any Person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with IntelliMark is a third party beneficiary of this Agreement and shall have any and all rights as set forth in Section 5 of this Agreement.

         4. Non-Waiver of Rights. Technisource's or IntelliMark's failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by Stockholder of any of the provisions or to affect either the validity of this Agreement, or any party hereof, or the right of Technisource or IntelliMark thereafter to enforce each and every provision in accordance with the terms of this Agreement.

         5. IntelliMark's and Technisource's Right to Injunctive Relief. In the event of a breach or threatened breach of any of the duties and obligations of Stockholder under this Agreement, Technisource or IntelliMark shall be entitled, in addition to any other legal or equitable remedies they may have in connection therewith (including any right to damages that Technisource or IntelliMark may suffer), to a temporary, preliminary and/or permanent injunction restraining such breach or threatened breach. Stockholder specifically agrees that, in the event there is a question as to the enforceability of Section 1 hereof, Stockholder will not engage in any conduct inconsistent with or contrary to that Section until after the question has been resolved by a final judgment of a court of competent jurisdiction. Neither IntelliMark or Technisource shall commence an action against Stockholder for breach hereof unless Stockholder has substantially failed to remedy such breach within fifteen (15) days following Stockholder's receipt of written notice from IntelliMark or Technisource demanding that he remedy such breach.

         6. Invalidity of Provisions. In the event that any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited.


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         7. Assignment. This Agreement shall be freely assignable by
Technisource or IntelliMark to, and shall inure to the benefit of, any other corporate entity that shall succeed to all or a portion of the Business presently being conducted by Technisource or IntelliMark.

         8. Choice of Forum and Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         9. Representations of Stockholder. Stockholder represents that the execution and delivery of this Agreement does not violate any other contractual obligation of Stockholder. Stockholder further agrees to defend, indemnify and hold harmless Technisource and IntelliMark against all adverse consequences suffered or incurred as a result of any violation of its or his respective representations contained in this Section 9.

         10. Right to Recover Costs. In the event of breach of the Agreement by any party, the prevailing party shall be entitled to recover all reasonable attorneys' fees and costs incurred in connection with enforcing its rights hereunder.

         11. Amendments. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto and signed by the parties hereto. Stockholder agrees to execute amendments to this Agreement which counsel for IntelliMark and Technisource deem reasonably necessary for this Agreement to conform with the provisions of the Definitive Agreement, but which do not materially change Stockholder's obligations hereunder.

         12. Tolling. Stockholder acknowledges and agrees that the running of the time period in Section 1 shall be tolled with respect to Stockholder during any period in which Stockholder violates that Section.

         13. Rule of Construction. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.

         14. Headings. Section headings are provided in this Agreement for convenience only and shall not be deemed to substantively alter the content of such sections.

         15. Counterparts. This Agreement may be executed simultaneously in multiple counterparts (including execution by facsimile), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         PLEASE NOTE: BY SIGNING THIS AGREEMENT, STOCKHOLDER IS HEREBY CERTIFYING THAT IT, HE OR SHE: (A) RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE EXECUTING IT; (B) READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT; (C) HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING THE AGREEMENT TO ASK

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         ANY QUESTIONS IT, HE OR SHE HAD ABOUT THE AGREEMENT AND RECEIVED
         SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS; (D) HAS RECEIVED THE ADVICE OF COUNSEL WITH RESPECT TO THIS AGREEMENT; AND (E) UNDERSTANDS ITS OR HIS OR HER RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT.

         16. No Obligation to Proceed with the Proposed Transaction. Nothing herein shall obligate IntelliMark or Technisource to proceed with the Proposed Transaction or the Closing. If within ninety (90) days of the date hereof IntelliMark and Technisource have not entered into the Definitive Agreement, this Agreement shall terminate ab initio, and IntelliMark, Technisource and Stockholder shall have no rights or obligations hereunder; provided, however, that this Agreement may be extended by the mutual agreement of IntelliMark, Technisource and the Stockholder.



                     [REMAINDER OF PAGE INTENTIONALLY BLANK]



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         IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.


                              IM ACQUISITION, INC.



                              By: /s/ James L. Hudson
                                 _________________________

                              Print Name: James L. Hudson
                                         __________________

                              Title: Secretary
                                    _______________________


                               TECHNISOURCE, INC.



                               By: /s/ C. Shelton James
                                  ___________________________

                               Print Name: C. Shelton James
                                          ___________________

                               Title: Chief Executive Officer
                                     ________________________


                               STOCKHOLDER


                               /s/ Joe Collard
                               ___________________________
                               Joe Collard

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